Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101 USA	Kimberlee Sinclair Global Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com F Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS For Immediate Release June 6, 2016

H.B. Fuller Company Agrees to Acquire Cyberbond, L.L.C.

New business to support growth in high-margin, high-growth engineering adhesives markets

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that it has signed an agreement to purchase Cyberbond, L.L.C., a global provider of industrial adhesives for the electronics, medical, audio equipment, automotive, and structural markets.

“With this acquisition, we will strengthen our position in high-margin, high-growth engineering adhesives markets,” says Jim Owens, president and CEO, H.B. Fuller. “Cyberbond will expand our technology portfolio and add well-established sales channels in North America and Europe. In addition, we will leverage the expertise and customer relationships of our team in China to grow the Cyberbond business in that important geography.”

Founded in 1997, Cyberbond is headquartered in Batavia, Illinois, with European operations based in Wunstorf, Germany. The company generated revenue of approximately $15 million in fiscal 2015 and will be included in H.B. Fuller’s Engineering Adhesives operating segment.

“Cyberbond is excited about joining H.B. Fuller. We look forward to a seamless transition and continuing to grow our business under new ownership,” says James East, CEO and a founding owner of Cyberbond. Mr. East and other key managers will continue with the company following the closing of the acquisition.

The company expects the acquisition to close this month.

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About H.B. Fuller:

For nearly 130 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2015 net revenue of $2.1 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in engineering, electronic and assembly materials, hygiene, construction, automotive, packaging and other consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.